UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of
the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): December 27, 2007 ev3 Inc.
(Exact name of registrant as specified in its charter)

Delaware	000-51348	32-0138874
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(I.R.S. Employer Identification Number)

9600 54th Avenue North, Suite 100 Plymouth, Minnesota	55442
(Address of Principal Executive Offices)	(Zip Code)
(763) 398-7000
(Registrant’s telephone number, including area code)
Not Applicable
(Former name or former address, if changed since last report)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02.	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.
(e) On December 27, 2007, the Compensation Committee of the Board of Directors of ev3 Inc. approved the ev3 Inc. Executive Performance Incentive Plan for 2008. Under the terms of the plan, participants, including ev3’s named executive officers, are eligible to earn quarterly cash bonuses based on ev3’s financial performance. The plan is designed to provide a direct financial incentive to ev3’s executive officers for achievement of specific performance goals of the company. Each of the named executive officers has a yearly incentive target under the performance incentive plan, expressed as a percentage of his or her base salary. The level of each incentive target is based on the individual’s level of responsibility within the company. The individual yearly incentive targets, expressed as a percentage of base salary, for ev3’s named executive officers is as follows: James M. Corbett, Chairman, President and Chief Executive Officer (80%); Patrick D. Spangler, Senior Vice President, Chief Financial Officer and Treasurer (60%); Stacy Enxing Seng, Senior Vice President and President, Peripheral Vascular and FoxHollow Technology Divisions (60%) and Pascal Girin, Senior Vice President and President, International (60%).
The incentive pool funding under the plan is based on ev3’s pre-tax income. Each executive’s bonus payment under the plan for a particular quarter is then determined by multiplying the executive’s target bonus amount (the executive’s incentive target times his or her base salary) for the quarter by a percentage determined based on the achievement of corporate financial goals, as well as, in the case of Ms. Enxing Seng and Mr. Girin and other divisional presidents, divisional financial goals. The quarterly bonus payout percentages under the plan for 2008 are based on ev3’s revenue, pre-tax income and cash flow, each as compared with target amounts, and in the case of Ms. Enxing Seng and Mr. Girin and other divisional presidents, divisional revenue as compared with target amounts. For each executive, 20% of the annual target bonus amount is based on performance during each of the four quarters in 2008 and an additional 20% of the annual target bonus amount is based on fiscal 2008 performance.

SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: January 3, 2008	ev3 Inc.
	By:	/s/ Kevin M. Klemz
		Name:	Kevin M. Klemz
		Title:	Senior Vice President, Secretary and Chief Legal Officer